Exhibit 99.1

Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations based upon the combined audited and unaudited historical financial statements of ERI and Isle after giving effect to the ERI-Isle Merger and the Isle Property Dispositions (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

The ERI-Isle Merger

On September 19, 2016, ERI entered into the Merger Agreement with Isle, Merger Sub A, and Escrow Issuer. The Merger Agreement provides for, among other things, (1) the merger of Merger Sub A with and into Isle, with Isle as the surviving entity (the “First Step Merger”), and (2) a subsequent merger whereby Isle will merge with and into Escrow Issuer, with Escrow Issuer as the surviving entity (the “Second Step Merger”). Upon completion, the transaction will carry an estimated purchase price of $2.0 billion. See Note 2 to the unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Financial Statements”) for additional information on the estimated purchase consideration.

ERI and Isle have different fiscal year-ends, and Isle’s fiscal year end does not coincide with calendar quarters. ERI’s most recent fiscal year end is December 31, 2016. Isle’s most recent fiscal year end is April 24, 2016, and its most recent fiscal period end is January 22, 2017. As a result, pro forma financial information as of and for the year ended December 31, 2016 reflects results of operations of ERI as of and for the year ended December 31, 2016 and results of operations of Isle as of and for the twelve months ended January 22, 2017.

The Isle property dispositions

On August 22, 2016, Isle entered into a definitive agreement to sell Isle of Capri Casino Hotel Lake Charles for approximately $134.5 million subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. The transaction is expected to be completed in the second quarter of calendar 2017, subject to Louisiana Gaming Board approval and other customary closing conditions.

On October 13, 2016, Isle entered into a definitive agreement to sell Lady Luck Casino Marquette to CQ, based in Swansea, Illinois. Under the terms of the agreement, CQ Holdings Company, Inc. will purchase Lady Luck Casino Marquette for cash consideration of approximately $40.0 million subject to a customary working capital adjustment. The sale is expected to close in the first quarter of calendar 2017, subject to the approval of the Iowa Racing and Gaming Commission, the Illinois Gaming Control Board and customary closing conditions.

The sale of Isle of Capri Hotel Lake Charles and Lady Luck Casino Marquette (together, the “Isle Property Dispositions”) both qualify for discontinued operations treatment under generally accepted accounting principles. Accordingly, the results of Isle of Capri Casino Hotel Lake Charles and Lady Luck Casino Marquette have been excluded from income from continuing operations in the unaudited pro forma condensed combined financial information presented herein.

Basis for historical information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Income Statement for the year ended December 31, 2016, does not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Income Statement also does not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions nor does it include any costs associated with severance, exit or disposal of businesses or assets, restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2016

(Dollars in thousands)

	Historical
	As of December 31, 2016	As of January 22, 2017				As of December 31, 2016
	Eldorado resorts inc	Isle of capri casinos inc	Reclassification adjustments (Note 4)	Pro forma adjustments (Note 3)		Pro forma combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,029	$54,040	$6,239	$(203,565)	(1)	$87,897

				170,154	(13)
Restricted cash	2,414	22,650	—	(22,000)	(13)	3,064
Marketable securities	—	17,479	—	—		17,479
Accounts receivable, net	14,694	9,937	(6,239)	—		18,392
Inventories	11,055	5,641	—	—		16,696
Prepaid income taxes	69	—	(69)	—		—
Prepaid expenses and other	12,492	14,471	—	—		26,963
Assets held for sale	—	139,335	—	(139,335)	(13)	—

Total current assets	101,753	263,553	(69)	(194,746)		170,491
Investment in and advances to unconsolidated affiliates	1,286	—	—	—		1,286
Property and equipment, net	612,342	810,083	—	22,891	(3)	1,445,316
Gaming licenses and other intangibles, net	487,498	31,609	—	399,481	(4)	918,588
Goodwill	66,826	79,776	—	722,904	(4)	869,506
Non-operating real property	14,219	—	—	—		14,219
Defererd financing costs, net	—	2,374	(2,374)	—		—
Restricted cash and investments	—	9,827	—	—		9,827
Deferred income taxes	—	536	(536)	—		—
Prepaid deposits and other	—	4,672	(4,672)	—		—
Other assets, net	10,120	—	7,046	(2,374)	(2)	14,792

Total assets	$1,294,044	$1,202,430	$(605)	$948,156		$3,444,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4,545	$85	$—	$14,415	(7)	$19,045
Accounts payable	21,576	21,748	(174)	—		43,150
Due to affiliates	259	—	—	—		259
Accrued property, gaming and other taxes	18,790	18,501	—	—		37,291
Accrued payroll and related	14,588	29,698	(3,348)	—		40,938
Income tax payable	—	71	(69)	—		2
Accrued interest	14,634	13,976	—	(3,696)	(7)	24,914
Progressive jackpots and slot club awards	—	14,306	(14,306)	—		—
Deferred proceeds for assets held for sale	—	22,000	—	(22,000)	(13)	—
Accrued other liabilities	27,648	20,472	17,828	(550)	(5)	65,398
Liabilities related to assets held for sale	—	6,716	—	(6,716)	(13)	—

Total current liabilities	102,040	147,573	(69)	(18,547)		230,997
Long-term debt, less current portion	795,881	881,161	—	448,840	(7)	2,125,882
Deferred income taxes	90,385	24,301	(536)	170,556	(8)	284,706
Other accrued liabilities	—	17,432	(17,432)	—		—
Other long-term liabilities	7,287	13,912	17,432	(3,469)	(5)	35,162

Total liabilities	995,593	1,084,379	(605)	597,380		2,676,747

STOCKHOLDERS’ EQUITY:
Common stock	—	421	—	(421)	(10)	—
Paid-in capital	173,879	240,815	—	528,068	(11)	701,947
				(240,815)	(10)
Retained earnings	124,560	(113,509)	—	(59,240)	(9)	65,319

				75,973	(9)

				37,535	(13)
Treasury stock	—	(9,676)	—	9,676	(10)	—
Accumulated other comprehensive income	12	—	—	—		12

Total stockholders’ equity	298,451	118,051	—	350,776		767,278

Total liabilities and stockholders’ equity	$1,294,044	$1,202,430	$(605)	$948,156		$3,444,025

Unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2016

(Dollars in thousands, except share and per share data)

	Historical
	Fiscal year ended December 31, 2016	Twelve months ended January 22, 2017	Reclassification adjustments (Note 4)	Pro forma adjustments (Note 3)		Fiscal year ended December 31, 2016
	Eldorado resorts Inc	Isle of Capri Casinos Inc				Pro forma combined

REVENUES:
Casino	$693,013	$865,604	$(69,846)	$—		$1,488,771
Pari-mutuel commissions	8,600	—	11,044	—		19,644
Food and beverage	142,032	—	86,520	—		228,552
Hotel	94,312	21,279	—	—		115,591
Other	45,239	—	11,948	—		57,187
Food, beverage, pari-mutuel and other	—	109,512	(109,512)	—		—

	983,196	996,395	(69,846)	—		1,909,745
Less-promotional allowances	(90,300)	(171,839)	69,846	—		(192,293)

Net operating revenues	892,896	824,556	—	—		1,717,452

EXPENSES:
Casino	390,325	121,429	239,767	—		751,521
Pari-mutuel commissions	9,787	—	8,913	—		18,700
Food and beverage	81,878	—	27,634	—		109,512
Hotel	30,746	5,336	—	—		36,082
Other	26,921	—	44,335	—		71,256
Food, beverage, pari-mutuel and other	—	40,524	(40,524)	—		—
Marketing and promotions	40,600	180,579	(125,689)	—		95,490
General and administrative	130,172	—	107,076	(275)	(6)	236,973
Corporate	19,880	29,634	—	2,617	(6)	52,131
Gaming taxes	—	219,946	(219,946)	—		—
Marine and facilities	—	41,566	(41,566)	—		—
Preopening expense	—	750	—	—		750
Transaction expense	—	4,146	(4,146)	—		—
Depreciation and amortization	63,449	69,250	—	(16,753)	(3)	120,455

				4,509	(4)

Total operating expenses	793,758	713,160	(4,146)	(9,902)		1,492,870
LOSS ON SALE OR DISPOSAL OF PROPERTY	(836)	—	—	—		(836)
ACQUISITION CHARGES	(9,184)	—	(4,146)	13,330	(12)	—

OPERATING INCOME	89,118	111,396	—	23,232		223,746

OTHER INCOME (EXPENSE):
Interest expense, net	(50,917)	—	(66,479)	(3,932)	(7)	(121,328)
Interest expense	—	(66,784)	66,784	—		—
Interest income	—	305	(305)	—		—
Loss on early retirement of debt, net	(155)	—	—	—		(155)

Total other expense	(51,072)	(66,479)	—	(3,932)		(121,483)

NET INCOME BEFORE INCOME TAXES	38,046	44,917	—	19,300		102,263
BENEFIT (PROVISION) FOR INCOME TAXES	(13,244)	13,609	—	(7,721)	(8)	(7,356)

Income from continuing operations	$24,802	$58,526	$—	$11,579		$94,907

Net Income per share of Common Stock:
Basic	$0.53					$1.26	(14)
Diluted	$0.52					$1.23	(14)
Weighted Average Basic Shares Outstanding	47,033,311					75,486,937	(14)
Weighted Average Diluted Shares Outstanding	47,701,562					77,023,954	(14)

Note 1—Basis of presentation

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

(1)	ERI-Isle Merger;
(2)	Isle Property Dispositions.

The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI and Isle is presented in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed combined balance sheet (the “Unaudited Pro Forma Balance Sheet”) as of December 31, 2016 was prepared using the historical audited consolidated balance sheet of ERI, and the unaudited balance sheet of Isle, as of December 31, 2016 and January 22, 2017, respectively, and shows the combined financial position of ERI and Isle as if the ERI-Isle Merger and Isle Property Dispositions had occurred on December 31, 2016.

The unaudited pro forma condensed combined statements of operations (the “Unaudited Pro Forma Income Statements”) for the twelve months ended December 31, 2016, give effect to the ERI-Isle Merger and the Isle Property Dispositions as if they had occurred on January 1, 2016 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

ERI’s historical financial and operating data for the year ended December 31, 2016 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2016. The historical financial and operating data for Isle for the twelve months ended January 22, 2017 is derived by adding the financial data from Isle’s unaudited condensed consolidated statements of operations for the nine months ended January 22, 2017 and Isle’s audited consolidated statement of operations for the year ended April 24, 2016, and subtracting Isle’s unaudited condensed consolidated statement of operations for the nine-month period ended January 24, 2016.

Note that certain reclassifications have been made to the historical financial statements of ERI and Isle to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, with ERI treated as the accounting acquirer of the ERI-Isle Merger, and reflect the preliminary fair values of the assets acquired and liabilities assumed, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

Description of ERI-Isle Merger

On September 19, 2016, ERI entered into the Merger Agreement with Isle, Merger Sub A, and Escrow Issuer. The Merger Agreement provides for, among other things, (1) the merger of Merger Sub A with and into Isle, with Isle as the surviving entity, and (2) a subsequent merger whereby Isle will merge with and into Escrow Issuer, with Escrow Issuer as the surviving entity. Upon completion, the transaction will carry an estimated purchase price of $2.0 billion.

Isle’s stockholders may elect to exchange each share of Isle common stock held by such stockholder, at the effective time of the First Step Merger (the “Effective Time”), for either $23.00 in cash or 1.638 shares of ERI common stock. Elections are subject to proration and reallocation such that the outstanding shares of Isle common stock will be exchanged for aggregate consideration comprised of 58% cash and 42% ERI common stock.

Pursuant to the Merger Agreement, the outstanding equity awards of Isle will be converted into comparable equity awards of ERI stock as follows:

Isle stock options.    Each option or other right to acquire Isle common stock that is outstanding prior to the Effective Time (whether vested or unvested) (each an “Isle Stock Option”) that is outstanding immediately prior to the Effective Time will, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement), (ii) cease to represent an option or right to acquire shares of Isle common stock, and (iii) be converted into an option or right to purchase shares of ERI’s common stock and will remain subject to the same restrictions and other terms as are set forth in the Isle equity incentive plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement). The number of shares, the exercise price per share of ERI’s common stock, and any other rights of a holder of a converted Isle Stock Option will be determined in a manner that complies with the requirements of Section 424 of the Code and the Treasury Regulations thereunder and in a manner that is mutually acceptable to ERI and Isle.

Isle restricted stock awards.    Each share of Isle common stock subject to vesting, repurchase or lapse restrictions (each an “Isle Restricted Share”) that is outstanding under any Isle equity plan or otherwise immediately prior to the Effective Time will, as of the Effective Time, continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement) and will be exchanged for shares of ERI common stock (in an amount equal to the Stock Consideration, with aggregated fractional shares rounded to the nearest whole share) that remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle performance stock units.    Each performance stock unit (each, an “Isle PSU”) that is outstanding immediately prior to the Effective Time will, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement), (ii) be converted into a number of performance stock units in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share) at the target level of performance, and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock units.    Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Isle common stock granted under the applicable Isle stock plan or otherwise, including any such units held in participant accounts under any employee benefit or compensation plan or arrangement of Isle, other than an Isle PSU (each an “Isle RSU”) that is outstanding immediately prior to the Effective Time will, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan), (ii) be converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share), and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan).

Financing agreement

In connection with entering into the Merger Agreement, on September 19, 2016, ERI entered into the Commitment Letter with JPMorgan Chase Bank, N.A. Pursuant to the Commitment Letter, JPMorgan Chase Bank, N.A. has committed to arrange and provide ERI with: (a) the New Credit Facility in an aggregate principal amount of $1.75 billion comprised of (i) the New Term Loan Facility and (ii) the New Revolving Credit Facility and (b) an amount equal to at least $375 million in gross proceeds from the issuance and sale of the Notes offered hereby or, if the Notes are not issued and sold on or prior to the date of the consummation of the ERI-Isle Merger, an amount equal to at least $375 million in senior unsecured bridge loans under a senior unsecured credit facility (the foregoing facilities collectively, the “Facilities”). The proceeds of the Facilities and Notes may be used (v) pay the Cash Consideration, (w) refinance all of the debt outstanding under the Isle Credit Facility, (x) redeem or otherwise repurchase all of the Isle Notes (y) repay all amounts outstanding under the Existing ERI Credit Facility and (z) pay fees and costs associated with the ERI-Isle Merger and the Refinancing Transactions. The availability of the borrowings under the Facilities is subject to the satisfaction of certain customary conditions. With Isle’s consent, ERI entered into five separate written joinders to the Commitment Letter with each of Macquarie Capital Funding LLC, KeyBank, National Association, Capital One, National Association, SunTrust Bank and U.S. Bank National Association and certain affiliates of such parties as indicated therein (the “Additional Agents”) pursuant to which the Additional Agents each assumed a portion of JPMorgan Chase Bank, N.A.’s commitments and JPMorgan Chase Bank, N.A.’s commitments were reduced accordingly.

Note 2—Calculation of estimated purchase consideration

The total estimated purchase consideration for the purpose of this pro forma financial information is $2.0 billion. The purchase consideration in the ERI-Isle Merger was determined with reference to the fair value on the date ERI, Isle, Merger Sub A and Escrow Issuer entered into the Merger Agreement.

Purchase price calculation

Purchase consideration calculation (dollars in thousands, except shares and stock price)	Shares	Per share
Estimated cash for outstanding Isle common stock(1)			$551,735
Estimated shares of ERI’s common stock for outstanding Isle’s common stock(2)	28,453,626	$18.20	517,855
Estimated cash paid by ERI to retire Isle’s long term debt			912,895
Estimated shares of ERI’s common stock for Isle equity awards(3)			10,212

Estimated purchase consideration			$1,992,697

For pro forma purposes, the fair value of consideration given and thus the estimated purchase price was determined based upon the $18.20 per share closing price of ERI common stock on March 3, 2017. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the ERI common stock price up to the closing date of the Combined Transactions. A sensitivity analysis related to the fluctuation in the ERI common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of ERI common stock on March 3, 2017 would have on the estimated purchase price and goodwill as of the closing date.

The following table shows the change in stock price, estimated purchase price and goodwill (dollars in thousands, except stock price):

Change in stock price	Stock price	Estimated purchase price	Goodwill
Increase of 10%	$20.02	$2,044,483	$854,466
Decrease of 10%	16.38	1,940,912	750,895

An additional 10% difference in ERI’s stock price would change the purchase price by approximately $51.8 million, with a corresponding change to goodwill.

(1)	The cash component of the estimated consideration is computed based on 58% of outstanding shares of Isle’s common stock to be converted to $23.00 in cash per share. The Merger Agreement provides that 58% of the aggregate consideration that will be paid by ERI will be paid in cash. As a result, if the cash election is oversubscribed or undersubscribed, then certain adjustments will be made to the Merger Consideration to proportionately reduce the Cash Consideration or Stock Consideration amounts received by the Isle stockholders. See discussion of Stock Consideration component in note (2) below.

(2)	The Stock Consideration component of the estimated consideration is computed based on 42% of outstanding shares of Isle’s common stock to be converted to 1.638 shares of ERI’s common stock per share. The Merger Agreement provides that 58% of the aggregate consideration that will be paid by ERI will be paid in cash, as described in note (1) above. The remaining 42% of the aggregate consideration will be paid in shares of ERI common stock. The estimated total Stock Consideration and per share consideration above were based on ERI stock price on March 3, 2017 ($18.20 per share).

(3)	Estimated consideration paid for replacement of Isle’s outstanding equity awards. As discussed in Note 1, Isle’s outstanding equity awards will be replaced by ERI equity awards with similar terms. A portion of the fair value of ERI awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

Preliminary purchase price accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Isle are recorded at the acquisition date fair values and added to those of ERI. The pro forma adjustments on the condensed combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2016 and have been prepared to illustrate the estimated effect of the ERI-Isle Merger. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Isle, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$251,803
Property and equipment	832,974
Goodwill	802,680
Intangible assets(i)	431,090
Other noncurrent assets	14,499

Total assets	2,333,046
Current liabilities	(118,153)
Deferred income taxes(ii)	(194,321)
Other noncurrent liabilities	(27,875)

Total liabilities	(340,349)

Net assets acquired	$1,992,697

(i)	Intangible assets consist of gaming licenses, trade names, and player relationships.

(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment and identified intangibles.

Note 3—Unaudited pro forma financial statements transaction adjustments

(1)	The following table illustrates the pro forma adjustments to cash and cash equivalents for the period ended December 31, 2016 (dollars in thousands):

December 31, 2016
Cash proceeds of new debt	$1,831,289
Cash consideration paid	(551,735)
Repayment of Isle debt	(912,895)
Refinance of ERI existing debt	(451,321)
ERI transaction costs	(98,403)
Isle transaction costs	(20,500)

Net cash outflow	$(203,565)

(2)	Reflects the elimination of deferred financing costs of approximately $2.4 million associated with Isle’s long-term debt.

(3)	Represents the estimated adjustment to step up Isle’s property, plant and equipment (“PP&E”) to a fair value of approximately $833.0 million, an increase of approximately $22.9 million from the carrying value. The fair value estimate is preliminary and subject to change.

The fair value of land was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. With respect to personal property components of the assets, personal property assets with an active and identifiable secondary market such as riverboats, gaming equipment, computer equipment and vehicles were valued using the market approach. Other personal property assets such as furniture, fixtures, computer software, and restaurant equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset.

The cost approach is an estimation of fair value developed by computing the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to Isle’s property and equipment by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in thousands):

Year ended December 31, 2016
To eliminate historical depreciation related to PP&E	$(68,412)
To record new depreciation expense related to the fair value adjustments to PP&E	51,659

Total adjustments to depreciation of PP&E	$(16,753)

(4)	Represents the estimated adjustment to step up Isle’s intangible assets, the elimination of historical Isle goodwill and the recognition of the preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the ERI-Isle Merger.

The fair value of Isle’s intangibles assets is approximately $431.1 million, an increase of approximately $399.5 million from the carrying value. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following (dollars in thousands):

	Fair value	Useful life
Trade Names	$118,800	Indefinite
Gaming Licenses	296,250	Indefinite
Player Relationships	16,040	3 years

Total Value of Intangible Assets	$431,090

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology based on the respective states’ legislation. The excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the business to the gaming license intangible assets less charges for the use of other identifiable assets of Isle including working capital, fixed assets and other intangible assets. This methodology was considered appropriate as the gaming licenses are the primary asset of Isle and the licenses are linked to each respective facility. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenue, gaming operating expenses, general and administrative expenses, and tax expense. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and record the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Isle currently has licenses in Pennsylvania, Iowa, Missouri, Mississippi, Florida and Colorado. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in thousands):

Year ended December 31, 2016
To eliminate historical amortization related to intangible assets	$(838)
To record new amortization expense related to the fair value adjustments to intangible assets	5,347

Total adjustments to amortization of intangible assets	$4,509

The following table illustrates the pro forma adjustments to goodwill (dollars in thousands):
To eliminate the historical goodwill of Isle (excluding the Isle Property Dispositions)	$(79,776)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the ERI-Isle Merger	802,680

Total adjustments to goodwill	$722,904

(5)	Reflects the elimination of Isle’s deferred rent liabilities of $4.1 million ($0.6 million in current liabilities—Accrued other liabilities and $3.5 million in non-current liabilities—Other long-term liabilities) as a purchase accounting adjustment.

(6)	Represents the change in stock-based compensation expense due to the equity award modification and resulting remeasurement of the fair value of stock based compensation as a result of the ERI-Isle Merger. Under the terms of the Merger Agreement, Isle Stock Options, Isle Restricted Shares, Isle PSUs, and Isle RSUs will be replaced and converted into equity awards in respect of shares of ERI’s common stock. As discussed in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, a portion of the fair value of ERI awards issued represent compensation expense. Additional pro forma compensation expense was recognized of approximately $2.3 million for the year ended December 31, 2016. The additional compensation expense was recorded in corporate expense.

(7)	Reflects adjustments to current and long-term debt for anticipated borrowings to fund the ERI-Isle Merger net of aggregate reductions in long-term debt (including unamortized original issuance discounts and unamortized deferred financing cost). The adjustments to current and long-term debt are summarized as follows (dollars in thousands):

Anticipated new borrowings(i)	$1,831,289
Deferred financing cost	(52,753)
Repayments of existing current and long-term debt (net of unamortized deferred financing cost)	(1,318,977)

Net increase in borrowings	459,559
Less: Increase to current portion of long-term debt (net of decrease in accrued interest)	(10,719)

Increase to long-term debt	$448,840

(i)	Reflects expected borrowings as of June 30, 2017 to consummate the Combined Transactions. Actual future borrowings may vary based on working capital needs, including statutory cage cash requirements, to operate the business following the Combined Transactions. In the event that the closing of either of the Isle Property Dispositions does not occur prior to the closing of the ERI-Isle Merger, or does not occur on the terms set forth in the applicable purchase agreements, we may be required to incur additional indebtedness to pay the Cash Consideration and/or repay debt outstanding under the Isle Credit Agreement or the Isle Notes.

The following table illustrates the pro forma adjustments to interest expense for the year ended December 31, 2016 (dollars in thousands):

Year ended December 31, 2016
Interest expense on debt commitment financing	$(94,040)
Reversal of Isle’s historical net interest expense and amortization of deferred financing cost	66,479
Reversal of ERI’s interest expense	23,629

Total adjustments to interest expense, net	$(3,932)

(8)	Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation, primarily resulting from the acquisition date value of PP&E and intangibles. Deferred taxes were established based on a statutory tax rate of 40%, based on jurisdictions where income has historically been generated. This estimate of deferred tax is preliminary and is subject to change based on ERI’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(9)	ERI and Isle anticipate incurring approximately $98.4 million and $20.5 million, respectively, for a total of $118.9 million in transaction related costs, as described in Note (1) as cash payout. Approximately $45.6 million consists primarily of legal, financial advisor, gaming license transfer fees, accounting and consulting costs, and was shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the ERI-Isle Merger. Approximately $52.8 million was related to financing and was capitalized and netted against the debt balance as described in Note (7) above.

The following table illustrates the pro forma adjustments to ERI historical retained earnings (dollars in thousands):

To record ERI estimated transaction costs	$(45,650)
To write off historical ERI deferred financing costs	(13,590)

Total adjustments to ERI historical retained earnings	$(59,240)

The following table illustrates the pro forma adjustments to Isle’s historical retained earnings (dollars in thousands):

To record Isle estimated transaction costs	$(20,500)
To eliminate Isle retained earnings after adjustments	96,473

Total adjustments to Isle historical retained earnings	$75,973

(10)	Reflects the elimination of Isle’s historical common stock, paid-in capital, and treasury stock.

(11)	Reflects the Stock Consideration component of the estimated consideration and the estimated consideration paid for replacement of Isle’s outstanding equity awards, as described in Note 2 above.

(12)	Reflects the elimination of transaction costs incurred by ERI and Isle for the ERI-Isle Merger during the year ended December 31, 2016.

To eliminate ERI’s incurred transaction costs related to the ERI-Isle Merger	$9,184
To eliminate Isle’s incurred transaction costs related to the ERI-Isle Merger	4,146

Total adjustments to Acquisition charges	$13,330

(13)	The adjustments reflect the pro forma impact of the Isle Property Dispositions, including the elimination of assets held for sale of $139.3 million, liabilities related to assets held for sale of $6.7 million, $22.0 million related to the deposit received for the Isle Property Dispositions, and the net proceeds of $170.2 million, inclusive of fees and net of capital expenditure requirement of $2.0 million, working capital adjustment of $2.1 million, and transaction costs of $4.4 million.

The estimated gain from the sale of Isle of Capri Casino Hotel Lake Charles is approximately $37.0 million and the estimated gain from the sale of Lady Luck Casino Marquette is approximately $0.5 million, reflected as an adjustment to retained earnings. The estimated gain has not been reflected in the pro forma condensed combined statement of operations as it is considered to be nonrecurring in nature. The sale of Isle of Capri Casino Hotel Lake Charles is expected to close in the second quarter of calendar 2017 and the sale of Lady Luck Casino Marquette is expected to close in the first quarter of calendar 2017.

(14)	Represents the income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of ERI common stock and ERI replacement awards in the Combined Transactions, as described in Note 1, assuming the shares were outstanding for the year ended December 31, 2016.

Pro forma basic weighted average shares (shares in thousands)	Year ended December 31, 2016
Historical ERI weighted average shares outstanding	47,033
Issuance of shares to Isle common stock shareholders	28,454

Pro forma weighted average shares (basic)	75,487

Pro forma diluted weighted average shares (shares in thousands)	Year ended December 31, 2016
Historical ERI weighted average shares outstanding	47,701
Issuance of shares to Isle common stock shareholders	28,454
Issuance of ERI replacement award to Isle equity award holders	869

Pro forma weighted average shares (diluted)	77,024

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of Isle to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain current assets, between certain current liabilities, and between certain non-current liabilities to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the two companies. These included presenting pari-mutuel commissions revenues, food and beverage revenues, and other revenue as separate line items. Additionally, slot free-play was reclassified from promotional allowances to casino revenue.

Reclassifications were also made between expense line items, such as casino, gaming taxes and other costs, as well as marketing and promotions and general and administrative. Marine and facilities expenses were reclassified to general and administrative and other expenses, and gaming taxes were reclassified to casino expenses. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications.

The reclassifications reflect the anticipated presentation of the post- combination company’s financial statements and are subject to change.

Note 5—Financing agreements

In connection with entering into the Merger Agreement, on September 19, 2016, ERI entered into the Commitment Letter with JPMorgan Chase Bank, N.A. Pursuant to the Commitment Letter, JPMorgan Chase Bank, N.A. has committed to arrange and provide ERI with the Facilities. The proceeds of the Facilities and Notes may be used (v) pay the Cash Consideration, (w) refinance all of the debt outstanding under the Isle Credit Facility, (x) redeem or otherwise repurchase all of the Isle Notes (y) repay all amounts outstanding under the Existing ERI Credit Facility and (z) pay fees and costs associated with the ERI-Isle Merger and the Refinancing Transactions.. The availability of the borrowings under the Facilities is subject to the satisfaction of certain customary conditions. Regarding the refinancing of the Existing ERI Credit Facility, since the terms of new debt are still preliminary, ERI assumes that the refinancing of their current credit facility will be accounted for as a debt extinguishment.

The unaudited condensed combined pro forma financial statements reflect an estimate of the amount of financing required to complete the ERI-Isle Merger. The actual amount of financing required for the ERI-Isle Merger will not be determined until the closing date when the actual purchase price, the actual amount of existing cash balances of ERI and Isle, and the total value of ERI common stock to be issued are known. The actual amount of available cash at closing (including cash balances related to the pending sale of Isle of Capri Casino Hotel Lake Charles and the pending sale of Lady Luck Casino Marquette) and the total value of common stock to be issued associated with the Combined Transactions may vary materially from preliminary estimates. Specifically, the purchase consideration attributable to the Stock Consideration will vary based upon ERI’s pre-closing stock price and the number of shares of Isle common stock and equity awards outstanding on the closing date. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on current market conditions and rates currently available and based on facilities with similar terms and tenors. However, the actual interest incurred may vary significantly based upon, among other things, market considerations, the amount of each debt facility utilized, and success with the note offerings, of various tenors.

A sensitivity analysis on interest expense for the year ended December 31, 2016 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

The following table shows the change in interest expense for the debt financing (dollars in thousands):

Interest expense assuming	Year ended December 31, 2016
Increase of 0.125%	$96,302
Decrease of 0.125%	91,778